NEWS RELEASE

Cathay Merchant Group, Inc. Adjourns Annual Meeting

to May 25, 2007

Hong Kong, China – May 11, 2007, Cathay Merchant Group, Inc. (AMEX: CMQ) (the “Company”) – The Chairman of the Company has adjourned the annual general meeting of shareholders which was held on May 7, 2007. The meeting was adjourned because the Company did not obtain the quorum necessary to constitute a valid and duly called meeting. As stated in the Company’s bylaws, the Company requires votes either in person or by duly executed proxy from shareholders holding at least a majority of the issued and outstanding shares and who are otherwise entitled to vote at the meeting. To date, the Company has received votes from shareholders holding approximately 45% of the shares that are currently issued and outstanding. The Company has therefore adjourned the meeting until May 25, 2007 in order to provide additional time for shareholders to vote their shares at the meeting.

On February 27, 2007, the Company received notice from the staff of the American Stock Exchange (the “Exchange”) indicating that the Company is not in compliance with Section 704 of the Amex Company Guide, which requires a listed company to hold meetings of its shareholders annually to elect directors and take action on other corporate matters. Specifically, the Company did not hold an annual meeting of its shareholders during the five month transition year ended December 31, 2005 and the year ended December 31, 2006. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and presented the plan on April 11, 2007. On April 24, 2007, the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until May 29, 2007 to regain compliance with the continued listing standards.

In order for the Company to remain listed with the Exchange, the shareholders must vote to ratify and approve the matters that are set out in the Notice of Meeting and Proxy Statement that were mailed to shareholders in connection with the 2007 annual meeting. Accordingly, the Company strongly encourages all shareholders to vote either in person or by duly executed proxy before May 25, 2007 so that the Company can remain listed on the Exchange.

Contact Information:

Rene Randall

604.683.5767

UNIT 803, DINA HOUSE, RUTTONJEE CENTRE, 11 DUDDELL STREET, CENTRAL HONG KONG, CHINA

TELEPHONE: (852) 2537-3613 FACSIMILE: (852) 2537-3689